Exhibit 99.1

221 East Hickory Street

Mankato, Minnesota 56001

Contact:	David Christensen
CFO
For Immediate Release	HickoryTech
507-387-3355

Elin Raymond
The Sage Group
612-321-9897

HickoryTech Revises Guidance for Third Quarter 2004

Slower Economic Recovery Lowers Sales Projections in Enterprise Solutions Sector; Higher Than Expected
Costs for Sarbanes-Oxley Compliance

MANKATO, Minn., Sept. 13, 2004—HickoryTech Corporation (Nasdaq: HTCO) today announced that revenues and net income for the third quarter ending Sept. 30, 2004 are expected to be lower than its guidance provided in the second quarter earnings conference call on July 27, 2004.

“There are two primary factors contributing to the new estimates,” said John Duffy, president and chief executive officer. “We are experiencing somewhat lower than expected sales volumes in our Enterprise Solutions business due to a slower economic recovery. In addition, we are experiencing higher costs for compliance matters, such as Sarbanes-Oxley certification. We are continuing to adhere to our business strategy and over the long term, as market conditions continue to improve, we are confident that our business will provide year-over-year financial strength.”

The July guidance for third quarter Enterprise Solutions Sector revenues was between $3.3 and $3.9 million. Enterprise Solutions Sector revenues are now expected to be between $2.6 and $2.8 million.  This change in guidance represents less than 5 percent of HickoryTech's total revenue for the quarter.

In addition, higher expenses associated with external audit work on projects such as Sarbanes-Oxley compliance, have added between $200,000 and $300,000 to third quarter cost estimates.

Net income and earnings per share for the third quarter, which in the July guidance had been estimated between $1.95 million and $2.2 million or 15 to 17 cents per share, are now expected to be between $1.65 million and $1.9 million, or 13 to 15 cents per share, respectively.

The company’s third quarter earnings release conference call is planned to take place during the first week of November.

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About HickoryTech Corporation: HickoryTech Corporation is a diversified communications company headquartered in Mankato, Minn., with more than 400 employees and operations in Minnesota and Iowa. HickoryTech is in its 107th year of operation with a full array of telecommunications products and services for business and residential customers, including competitive local, long distance, Internet and broadband services. From this base, it has expanded into information solutions (IT support and telecom billing software) and enterprise solutions for businesses (communications installation and service; networking equipment and data management solutions). To learn more about HickoryTech Corporation, visit the company’s Web site at www.HickoryTech.com.

Certain statements included in this press release that are not historical facts are “forward-looking statements.” Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management’s beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

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